Exhibit 10.3

AMENDED AND RESTATED

POST RETIREMENT AGREEMENT

DATED NOVEMBER 19, 2008

This Amended and Restated Post Retirement Agreement (hereinafter referred to as the “Amended Retirement Agreement”) is made this 19th day of November 2008, by and between Prudential Savings Bank (hereinafter referred to as “Prudential” or the “Bank”) and Joseph W. Packer, Jr. (hereinafter referred to as “Mr. Packer”).

WHEREAS, Prudential is a Pennsylvania chartered stock savings bank;

WHEREAS, Mr. Packer is presently Chairman of the Board of Directors of Prudential;

WHEREAS, Mr. Packer has served Prudential for over fifty (50) years, at least twenty-five years of which were as an officer thereof, including as President and Chief Executive Officer of Prudential;

WHEREAS, Mr. Packer’s experience and knowledge of the affairs of Prudential and his reputation and contacts in the community and in the banking industry are extremely valuable to Prudential;

WHEREAS, in recognition of Mr. Packer’s valuable service as an employee and officer, Prudential has provided Mr. Packer with certain benefits since his retirement in 1993 pursuant to a Post Retirement Agreement dated August 12, 1993, as amended and restated on November 17, 2004 (hereinafter referred to as the “Prior Retirement Agreement”);

WHEREAS, in recognition of Mr. Packer’s service as a director, Prudential has previously provided Mr. Packer with a split-dollar life insurance plan and policy pursuant to a Split-Dollar Agreement dated June 22, 1994, as amended and restated (hereinafter referred to as the “Split-Dollar Agreement”);

WHEREAS, in recognition of Mr. Packer’s service as Chairman of the Board of Directors, Prudential has previously provided Mr. Packer with life insurance through MetLife Insurance Company of Connecticut (hereinafter referred to as the “MetLife Policy”) and Prudential Insurance Company of America (hereinafter referred to as the “Prudential Policy”);

WHEREAS, the Bank and Mr. Packer desire to amend and restate the Prior Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire that this Amended Retirement Agreement will supersede the Prior Retirement Agreement and will reaffirm the rights of Mr. Packer with respect to the Split-Dollar Agreement, the MetLife Policy and the Prudential Policy;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties agree as follows:

1.
Prudential shall provide Mr. Packer and his wife, each for their respective lives, at no cost to either Mr. Packer or his wife, with health insurance coverage in an amount equal to that in existence as of the date of Mr. Packer’s retirement; provided, however, the coverage from time to time may be changed in the same manner as it is for all other participants in Prudential’s group health insurance plan.

2.
Prudential shall pay on behalf of Mr. Packer the cost of an annual physical examination provided by a hospital and/or physician of Mr. Packer’s choice; provided, however, that the portion of the cost paid by Prudential shall not exceed the amount that is charged from time to time by the hospital of the University of Pennsylvania or any other regional hospital in the Delaware Valley area; and provided further that Mr. Packer shall submit the cost of such annual physical examination to the Bank within thirty (30) days following the date of the examination and the Bank shall pay its share of the cost of such examination within thirty (30) days following its receipt of such amount.

3.
Prudential shall provide Mr. Packer for life, at no cost to Mr. Packer, with life insurance coverage in an amount equal to that in existence on the date of his retirement.  The parties agree and acknowledge that the life insurance coverage in place at Mr. Packer’s retirement is with Nationwide Life Insurance Company of America (“Nationwide”) under policy number 4,270,164.  This life insurance shall be in addition to such life insurance as is provided under any other plan sponsored by the Bank, unless such policy is terminated in accordance with its terms.

4.
Prudential shall provide Mr. Packer for his life and the life of his wife, at no cost to either Mr. Packer or his wife, with the split dollar life insurance plan and policy pursuant to the Split-Dollar Agreement.  The parties agree and acknowledge that the second-to-die life insurance coverage pursuant to the Split-Dollar Agreement is with Nationwide under policy number 4,282,668.  This life insurance shall be in addition to such life insurance as is provided under any other plan sponsored by the Bank, unless the Split-Dollar Agreement is terminated in accordance with its terms.

5.
Prudential shall provide Mr. Packer for his life, at no cost to Mr. Packer, with life insurance in an amount not less than the amount currently provided under the MetLife Policy and the Prudential Policy through MetLife and Prudential; provided, however, that if insurance is unavailable from either of the foregoing companies on commercially reasonable terms, then Prudential shall provide Mr. Packer with comparable insurance through one or more comparably rated insurance companies.

6.
Notwithstanding the foregoing, any insurance premiums payable by Prudential pursuant to this Agreement shall be payable at such times and in such amounts (except that Prudential shall also pay any employee portion of the premiums) as if Mr. Packer was still an employee of Prudential, subject to any increases in such amounts imposed by the insurance company, and the amount of insurance premiums required to be paid by Prudential in any taxable year shall not affect the amount of insurance premiums required to be paid by Prudential in any other taxable year.

7.
The parties acknowledge and agree that the obligation of Prudential to provide for the health insurance coverage, the cost of an annual physical examination and the life insurance coverage set forth in paragraphs 1, 2 and 3 are obligations which Prudential contracted to provide at the time of Mr. Packer’s retirement pursuant to the Retirement Agreement and a resolution approved and adopted by the Board of Directors of Prudential, dated July 8, 1993, which resolution is incorporated herein by reference thereto.

8.
The parties acknowledge and agree that the obligations of Prudential under this Amended Retirement Agreement are contractual obligations enforceable in law and in equity which inure to the benefit of Mr. Packer, his respective heirs and/or successors and permitted assigns.  This Amended Retirement Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, Joseph W. Packer, Jr. has set his hand and the proper officers of Prudential Savings Bank being duly authorized to do so, have affixed the name of the Bank and its seal and their signatures as officers, all as of the date first written above.

Joseph W. Packer, Jr.

ATTEST:		PRUDENTIAL SAVINGS BANK

By:
Regina Wilson, Secretary		Thomas A. Vento
President and Chief Executive Officer